EXHIBIT 10.38

CONFIDENTIALITY, NON-COMPETITION AGREEMENT AND

NON-SOLICITATION AGREEMENT

FRANKLIN SYNERGY BANK

CONFIDENTIALITY, NON-COMPETITION AGREEMENT AND NON-SOLICITATION AGREEMENT

KEVIN D. BUSBEY

This Confidentiality, Non-Competition, and Non-Solicitation Agreement (this “Agreement”) is entered into as of this      day of             , 20    , between Franklin Synergy Bank (the “Bank”), a Tennessee banking corporation and Kevin D. Busbey (“Executive”).

WHEREAS, Executive is an employee of the Bank, who has been employed to provide guidance, leadership, and direction in the growth, management, and development of the Bank and has learned trade secrets, confidential procedures and information, and technical and sensitive plans of the Bank,

WHEREAS, the Bank desires to restrict, after the Executive’s Termination of Employment (as defined below) with the Bank, the Executive’s availability to other banks or entities that compete with the Bank,

NOW THEREFORE, in consideration of these premises, the mutual promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Bank hereby agree as follows:

1. Administration of this Agreement.

(a) Administrator duties. This Agreement shall be administered by the Bank’s board of directors or by such committee or person as the board shall appoint (the “Administrator”). The Executive may not be a member of the Administrator. The Administrator shall have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions that may arise, including interpretations of this Agreement.

(a) Agents. In the administration of this Agreement, the Administrator may employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank.

(b) Binding effect of decisions. The decision or action of the Administrator concerning any question arising out of the administration, interpretation, and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

(c) Indemnity of Administrator. The Bank shall indemnify and hold harmless the members of the Administrator against any and all claims, losses, damages, expenses, or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Administrator or any of its members. No individual shall be liable while acting as Administrator for any action or determination made in good faith regarding this Agreement, and any such individual shall be entitled to indemnification and reimbursement in the manner provided in the Bank’s Charter and Bylaws and under applicable law.

(d) Information. To enable the Administrator to perform its functions, the Bank shall supply full and timely information to the Administrator on all matters relating to the date and circumstances of the Termination of Employment of the Executive and such other pertinent information as the Administrator may reasonably require.

(e) Action by the Administrator. In addition to acting at a meeting in accordance with applicable laws, any action of the Administrator concerning this Agreement may be taken by a written instrument signed by the Administrator (including, if the Bank’s board of directors or a board committee serves as the Administrator, by written consent in accordance with Tennessee law and the Charter and Bylaws of the Bank, and any such action so taken by written consent shall be effective as if it had been taken by a majority of the members at a meeting duly called and held).

2. Definitions

(a) Affiliate shall mean the Bank and any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Bank.

(b) Change in Control shall mean: (i) a reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank, or any similar transaction, in any case in which the shareholders of the Bank’s parent company (Franklin Financial Network, Inc.) prior to such transaction hold less than a majority of the voting power of the resulting entity; or (ii) individuals who constitute the Incumbent Board (as herein defined) of the Bank cease for any reason to constitute a majority thereof. For these purposes, “Incumbent Board” means the Board of Directors of the Bank on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of a majority of the directors comprising the Incumbent Board, or whose nomination for election by members or shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c) Code shall mean the Internal Revenue Code of 1986, as amended, or any successor statute, rule or regulation of similar effect.

(d) Confidential Information shall mean all business and other information relating to the business of the Bank, including without limitation, technical or nontechnical data, programs, methods, techniques, processes, financial data, financial plans, product plans, and lists of actual or potential customers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Such information and compilations of information shall be contractually subject to protection under this Agreement whether or not such information constitutes a trade secret and is separately protectable at law or in equity as a trade secret. Confidential Information does not include confidential business information, which does not constitute a trade secret under applicable law one year after any expiration or termination of this Agreement.

(e) Customer shall mean any individual, joint venturer, entity of any sort, or other business partner of the Bank with, for, or to whom the Bank has provided financial products or services during the final two years of the Executive’s employment with the Bank, or any individual, joint venturer, entity of any sort, or business partner whom the Bank has identified as a prospective customer of financial products or services within the final year of the Executive’s employment with the Bank.

(f) Disability or Disabled means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank.

(g) Financial products or services shall mean any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Bank, or an affiliate, on the date of the Executive’s Termination of Employment, including but not limited to banking activities and activities that are closely related and a proper incident to banking, or other products or services of the type in which the Executive was involved during the Executive’s employment with the Bank.

(h) Person shall mean any individual, corporation, limited liability company, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(i) Specified Employee means an employee who at the time of Termination of Employment is a key employee of the Bank, if any stock of the Bank is publicly traded on an established securities market or otherwise. For purposes of this Agreement, an employee is a key employee if the employee meets the requirements of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on December 31 (the “identification period”). If the employee is a key employee during an identification period, the employee is treated as a key employee for purposes of this Agreement during the twelve (12) month period that begins on the first day of April following the close of the identification period.

(j) Termination of Employment with the Bank means that the Executive shall have ceased to be employed by the Bank for reasons other than death, excepting a leave of absence approved by the Bank. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Bank and the Executive reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Executive would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding twenty-four (24) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than twenty-four (24) months).

(k) Termination for Cause. The Bank may terminate the Executive’s employment for Cause, upon written notice to the Executive which notice shall specify the reason for termination. In the event of termination for Cause, the Executive shall not be entitled to any further payment of benefits under the Agreement other than salary accruing up to the date of termination. For purposes of the Agreement, “Cause” shall mean; (i) the willful or repeated failure by the Executive to perform his duties hereunder or failure to abide by the policies set forth in the Employee Handbook, after at least one warning in writing from the Bank identifying any such failure occurring not less than forty-five (45) days prior to the date notice of termination is given by the Bank pursuant to this section; (ii) the willful misconduct of the Executive in the performance of his duties hereunder; (iii) conviction of a crime (other than a minor traffic violation); (iv) use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties; (v) excessive absenteeism, other than for illness, after at least one warning in writing from the Bank; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Bank or its Affiliates; (vii) the happening of any event or existence of any circumstances which would prevent the Executive from serving as an officer of the Bank under the Tennessee or applicable Federal banking regulations; (viii) Executive’s conduct that brings public discredit on, or injures the reputation of, Bank, in Bank’s reasonable opinion.

(l) Voluntary Termination shall mean the termination by Executive of Executive’s employment, which is not for Cause.

3. Term

The term of this Agreement shall commence upon the date this Agreement is executed by all parties and will continue for two years. The term of this Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement shall always be two years unless (i) terminated by the Employer and replaced by a mutually agreed upon arrangement; or (ii) the Board provides written notice of non-renewal to Executive; or, (iii) Executive provides written notice of non-renewal to Bank. Each party shall negotiate in good faith the terms and conditions for any renewal of the Term or any Renewal Term of this Agreement.

4. Covenants Against Competition, Solicitation, or Disclosure of Confidential Information.

(a) Competition. In recognition of the considerations described in this Agreement, the Executive shall not, either separately, jointly, or in association with others, directly or indirectly, as an agent, employee, owner, partner, shareholder, or otherwise, compete with the Bank or establish, engage in, or become interested in any business, trade, or occupation that competes with the Bank in the financial products or services industry in any county in any of the States of the United States in which the Bank’s business is currently being conducted or is being conducted when the Executive’s Termination of Employment occurs. The Bank and the Executive acknowledge that during the term of the Executive’s employment the Executive has acquired special and confidential knowledge regarding the operations of the Bank. Furthermore, although not a term or condition of this Agreement, the Bank and the Executive acknowledge that the Executive’s services have been used and are being used by the Bank in executive, managerial, and supervisory capacities throughout the areas in which the Bank conducts business. Executive acknowledges that the non-compete restrictions contained herein are reasonable and fair in scope and necessary to protect the legitimate business interests of the Bank.

(b) Solicitation. In recognition of the considerations described in this Agreement, the Executive shall not (i) directly or indirectly solicit or attempt to solicit any customer of the Bank to accept or purchase financial products or services of the same nature, kind or variety currently being provided to the customer by the Bank or being provided to the customer by the Bank when the Executive’s Termination of Employment occurs, (ii) directly or indirectly influence or attempt to influence any customer, joint venturer, or other business partner of the Bank to alter that person or entity’s business relationship with the Bank in any way, and (iii) accept the financial products or services business of any customer or provide financial products or services to any customer on behalf of anyone other than the Bank. In addition, the Executive shall not solicit or attempt to solicit and shall not encourage or induce in any way any employee, joint venturer, or business partner of the Bank to terminate an employment or contractual relationship with the Bank, and shall not hire any person employed by Bank during the two-year period immediately before the Executive’s Termination of Employment or any person employed by the Bank during the term of this covenant.

(c) Disclosure of Confidential Information. In recognition of the considerations described in this Agreement, the Executive shall not reveal to any person, firm, or corporation any Confidential Information of any nature concerning the Bank or the business of the Bank, or affiliates. The covenant in this Section 4(c) does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

(d) Duration; no impact on existing obligations under law or contract. The covenants in this Section 4 shall apply throughout the twelve (12) month period immediately following the executive’s Termination of Employment whether or not the Bank has engaged the services of the Executive pursuant to an agreement to provide consulting services upon the Executive’s Termination of Employment with the Bank. The twelve (12) month durational period referenced herein shall be tolled and shall not run during any such time that the Executive is in breach of this Agreement and/or in violation of any of the covenants contained herein, and once tolled hereunder shall not begin to run again until such time as all such breach and/or violations have ceased. The Executive acknowledges and agrees that nothing in this Agreement is intended to or shall have any impact on the Executive’s obligations as an officer or employee of the Bank to refrain from competing against, soliciting customers, officers, or employees of, or disclosing Confidential Information of the Bank while the Executive is serving as an officer or employee of the Bank or thereafter, whether the Executive’s obligations arise under applicable law or under an employment agreement or otherwise.

(e) Remedies. The Executive acknowledges and agrees that remedies at law for the Executive’s breach of the covenants contained herein are inadequate and that for violation of the covenants contained herein, in addition to any and all legal and equitable remedies that may be available, the covenants may be enforced by an injunction in a suit in equity without the necessity of proving actual damage, and that a temporary injunction may be granted immediately upon the commencement of any such suit, and without notice. The parties hereto intend that the covenants contained in this Section 4 shall be deemed to be a series of separate covenants, one for each county of each state in which the Bank does business. If in any judicial proceeding a court refuses to enforce any or all of the separate covenants, the unenforceable covenants shall be deemed eliminated from the provisions hereof for the purposes of that proceeding to the extent necessary to permit the remaining separate covenants to be enforced. Furthermore, if in any judicial proceeding a court refuses to enforce any covenant because of the covenant’s duration or geographic scope, the covenant shall be construed to have only the maximum duration or geographic scope permitted by law.

(f) Forfeiture of payments under this Agreement. If the Executive breaches any of the covenants in this Section 4, the Executive’s right to any of the payments specified in Section 5 after the date of the breach shall be forever forfeited and the right of the Executive’s designated beneficiary or estate to any payments under this Agreement shall likewise be forever forfeited. This forfeiture is in addition to and not instead of any injunctive or other relief that may be available to the Bank. The Executive further acknowledges and agrees that any breach of any of the covenants in this Section 4 shall be deemed a material breach by the Executive of this Agreement.

5. Non-Compete Payment.

(a) Payment. In consideration of the Executive’s covenant not to compete as described in Section 4 hereto and subject to the limitations outlined in Section 5(c) and Section 22, upon the Executive’s Termination of Employment for any reason, the Bank shall pay to the Executive an amount equal to the aggregate of one (1) times the annual rate of base salary then being paid to the Executive, plus one (1) times the average of the past three years cash incentive bonus pay, which amount shall be paid in twelve (12) equal monthly payments beginning on the first day of the month following the Executive’s Termination of Employment.

(b) Potential six-month delay under Section 409A. If, when Termination of Employment occurs, the Executive is a specified employee within the meaning of Section 409A of the Code, and if the non-competition payment under this Section 5 would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Executive’s non-competition payments for the first six months following Termination of Employment shall be paid to the Executive in a single lump sum on the first day of the seventh month after the month in which the Executive’s Termination of Employment occurs.

(c) Death, Disability and For Cause. Notwithstanding anything herein to the contrary, no amounts are payable under this Agreement in the event of the Executive’s Termination of Employment as a result of death, disability or for Cause. Further, all payments under this Agreement shall cease upon Executive’s death.

6. Claims Procedure.

A person or beneficiary who has not received benefits under this Agreement that he believes should be paid shall make a claim for such benefits by submitting to the Administrator a written claim for the benefits. The claim must state with particularity the determination desired by the claimant. All determinations and decisions made by the Administrator regarding claims for benefits under this Agreement will be final, conclusive and binding on all persons, including the Bank, the Executive his estate and beneficiaries.

7. Return of Records and Property.

Upon the Executive’s Termination of Employment for any reason, or at any time upon the Bank’s request, the Executive shall promptly deliver to the Bank: all Bank and Affiliate records and all Bank and Affiliate property in the Executive’s possession or the Executive’s control, including without limitation manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, source codes, data, tables or calculations, and all copies thereof; documents that in whole or in part contain any Confidential Information of the Bank or its Affiliates and all copies thereof; and keys, access cards, access codes, passwords, credit cards, personal or laptop computers, telephones, PDAs, smart phones, and other electronic equipment belonging to the Bank or an Affiliate.

8. Remedies.

Executive agrees that if Executive fails to fulfill Executive’s obligations under this Agreement, including, without limitation, the Non-Competition and Non-Solicitation obligations set forth in paragraph 4, the damages to the Bank or any of its Affiliates would be very difficult or impossible to determine. Therefore, in addition to any other rights or remedies available to the Bank at law, in equity or by statute, Executive hereby consents to the specific enforcement by the Bank of this Agreement through an injunction or restraining order issued by an appropriate court, without the necessity of proving actual damages, and Executive hereby waives as a defense to any equitable action the allegation that the Bank has an adequate remedy at law. The provisions of this paragraph shall not diminish the right of the Bank to claim and recover damages or to obtain any equitable remedy in addition to injunctive relief to which the Bank may otherwise be entitled. The Executive understands and agrees that the Executive will also be responsible for all costs and attorney’s fees incurred by the Bank in enforcing any of the provisions of this Agreement including, but not limited to, expert witness fees and deposition costs.

9. Payments and Funding.

Any payment under this Agreement shall be independent of and in addition to those under any other plan, program, or agreement that may be in effect between the parties hereto or any other compensation payable to the Executive by the Bank.

10. Assignment of Rights; Spendthrift Clause.

None of the Executive, the Executive’s estate, or the Executive’s beneficiary shall have any right to sell, assign, transfer, pledge, attach, encumber, or otherwise convey the right to receive any payment hereunder. To the extent permitted by law, benefits payable under this Agreement shall not be subject to the claim of any creditor of the Executive, the Executive’s estate, or the Executive’s designated beneficiary or subject to any legal process by any creditor of the Executive, the Executive’s estate, or the Executive’s designated beneficiary.

11. Binding Effect.

This Agreement shall bind the Executive, the Bank, and their beneficiaries, survivors, executors, successors and assigns, administrators, and transferees.

12. Successors; Binding Agreement.

By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

13. Amendment of Agreement.

This Agreement may not be altered or amended except by a written agreement signed by the Bank and by the Executive. However, if the Bank determines to its reasonable satisfaction that an alteration or amendment of this Agreement is necessary or advisable so that the Agreement complies with the Code or any other applicable tax law, then upon written notice to Executive the Bank may unilaterally amend this Agreement in such manner and to such an extent as the Bank reasonably considers necessary or advisable to ensure compliance with the Code or other applicable tax law. Nothing in this Section 13 shall be deemed to limit the Bank’s right to terminate this Agreement at any time and without stated cause.

14. Interpretation.

Caption headings and subheadings herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Words used in the singular in this Agreement shall include the plural and words used in the masculine shall include the feminine.

15. Severability.

If any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held invalid, and each such other provision shall continue in full force and effect to the full extent consistent with law. If any provision of this Agreement is held invalid in part, such invalidity shall not affect the remainder of the provision not held invalid, and the remainder of such provision together with all other provisions of this Agreement shall continue in full force and effect to the full extent consistent with law.

16. Governing Law, Venue, and Waiver of Right to Jury Trial.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America. The Executive and the Bank agree that the exclusive venue for resolution of any disputes regarding or arising out of this Agreement or the Executive’s employment with the Bank shall be the state and federal courts located in Williamson County, Tennessee. The Executive and the Bank further agree to waive any right to a jury trial with respect to any disputes regarding or arising out of this Agreement or the Executive’s employment with the Bank. The Executive and the Bank each acknowledge and agree that this selection of venue and waiver of the right to a jury trial is knowingly, freely, and voluntarily given, is made after opportunity to consult with counsel of their choosing about this Agreement and its provisions, and is in the best interests of each party hereto.

17. Entire Agreement.

This Agreement constitutes the entire agreement between the Bank and the Executive concerning the subject matter. No rights are granted to the Executive under this Agreement other than those specifically set forth.

18. No Guarantee of Employment.

This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee or interfere with the Executive’s right to terminate employment at any time.

19. Tax Withholding.

If taxes are required by the Code or other applicable tax law to be withheld by the Bank from payments under this Agreement, the Bank shall withhold any taxes that are required to be withheld.

20. Notices.

All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice. If to the Bank, notice shall be given to the board of directors or to such other or additional person or persons as the Bank shall have designated to the Executive in writing. If to the Executive, notice shall be given to the Executive at the Executive’s address appearing on the Bank’s records, or to such other or additional person or persons as the Executive shall have designated to the Bank in writing.

21. Compliance With Code Section 409A.

The Bank and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. Notwithstanding anything herein to the contrary in this Agreement, to the extent that any benefit under this Agreement that is nonqualified deferred compensation (within the meaning of Section 409A of the Code) is payable upon Executive’s Termination of Employment, such payment(s) shall be made only upon Executive’s “Separation from Service” pursuant to the default definition in Treasury Regulation Section 1.409A-1(h).

22. General Limitations.

(a) Removal. Despite any contrary provision of this Agreement, if the Executive is removed from office or permanently prohibited from participating in the Bank’s affairs by an order issued under Section 8(e) (4) or (g) (1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e) (4) or (g) (1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order.

(b) Default. Despite any contrary provision of this Agreement, if the Bank is in “default” or “in danger of default”, as those terms are defined in of Section 3(x) of the Federal Deposit Insurance Act, 12 U.S.C. 1813(x), all obligations under this Agreement shall terminate.

(c) FDIC Open-Bank Assistance. All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act. 12 U.S.C. 1823(c).

IN WITNESS WHEREOF, the Executive and a duly authorized officer of the Bank have executed this Non-Competition Agreement as of the date first written above.

EXECUTIVE:	FRANKLIN SYNERGY BANK

By:
Kevin D. Busbey	Richard E. Herrington
Its: Chief Executive Officer